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                                                                      EXHIBIT 11


                              DESTEC ENERGY, INC.
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              (In Thousands of Dollars, except per share amounts)


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


                                                                                For the Three Months Ended
                                                                                        March 31,
                                                                                ---------------------------
                                                                                     1997         1996
                                                                                ------------   ------------

PRIMARY EARNINGS PER SHARE (a)

 Weighted average shares of common stock outstanding                            56,118,485      57,893,038
 Effect of issuance of shares from assumed exercise of
  stock options (treasury stock method)                                            927,378        (342,742)
                                                                               -----------    ------------
 Weighted average shares                                                        57,045,863      57,550,296
                                                                               ===========    ============
 Net Income                                                                    $     7,399    $      9,433
                                                                               ===========    ============
 Primary earnings per share                                                    $      0.13    $       0.16
                                                                               ===========    ============
FULLY DILUTED EARNINGS PER SHARE

 Weighted average shares per primary earnings per share
  computation                                                                   57,045,863      57,550,296

 Additional dilutive effect of stock options (treasury stock method)                65,125          80,600
                                                                               -----------    ------------
 Weighted average shares                                                        57,110,988      57,630,896
                                                                               ===========    ============
 Net Income                                                                    $     7,399    $      9,433
                                                                               ===========    ============
 Fully diluted earnings per share                                              $      0.13    $       0.16
                                                                               ===========    ============
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(a)  This calculation is submitted in accordance with Regulation S-K item
     601(b)(11) although it is contrary to paragraphs 14, 30 and 40 of APB
     Opinion No. 15 because it produces antidilutive results for the three months ended March 31, 1996.